Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

PROFITABLE THIRD QUARTER RESULTS

BURLINGTON, NEW JERSEY – February 05, 2009 Franklin Electronic Publishers, Incorporated (NYSE Alternext US:FEP), a world leader in electronic handheld information, today reported a net income of $733,000 or $.09 per share for the quarter ended December 31, 2008 compared with net income of $741,000 or $.09 per share in the same quarter last year. Sales for the third fiscal quarter of 2009 decreased 21% to $13,535,000 from $17,044,000 for the same quarter in the prior year.

Sales into the global retail markets across all regional segments declined primarily due to the worldwide economic crisis and its impact on consumer spending during the holiday season. Despite these pressures, overall margins improved primarily due to increased technology licensing revenue from the Company’s Proximity Division, while margins from the retail markets were consistent quarter on quarter.

For the nine months ended December 31, 2008, total sales decreased 17% to $37,962,000 from $45,698,000 for the same period last year. Net loss for the nine months was $663,000 or $.08 per share, compared to a net income of $3,592,000 or $.44 per share in the prior period. The prior year results included a $2,400,000 benefit to net income from Seiko Instruments, Inc. (SII) in consideration for the elimination of minimum purchase commitments in the agreements under which SII distributed Franklin products in Japan and Franklin distributed SII products in the United States and Germany. Excluding the impact of the SII payment, net income for the nine months ended December 31, 2007 would have been $1,192,000 or $.14 per share.

Barry Lipsky, Franklin’s President and Chief Executive Officer, stated “I am pleased that we are able to report a modest profit while being in the worst economic recession most of us can remember. These external pressures continue to underscore our diligence in maintaining strong margins and operating cost reduction initiatives to preserve our strong cash balance sheet. We continue to cautiously execute our strategic initiatives to capitalize on our strong distribution and consumer reach to reverse the top line trend. However, we expect revenue to continue to decline during our current fourth fiscal quarter.”

About Franklin

Franklin Electronic Publishers, Incorporated (NYSE Alternext US:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 52,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS INC.

(in thousands, except share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
SALES	$13,535	$17,044	$37,962	$45,698
OTHER REVENUE	—	—	—	3,000

TOTAL REVENUE	13,535	17,044	37,962	48,698
GROSS MARGIN	7,154	8,524	18,992	25,389
INCOME (LOSS) BEFORE INCOME TAXES	723	999	(600)	3,914
NET INCOME (LOSS)	733	741	(663)	3,592
INCOME (LOSS) PER COMMON SHARE:
Basic	$0.09	$0.09	$(0.08)	$0.44
Diluted	$0.09	$0.09	$(0.08)	$0.42
WEIGHTED AVERAGE COMMON SHARES:
Basic	8,277	8,235	8,269	8,225
Diluted	8,277	8,563	8,269	8,477